EXHIBIT 99

Principal Executive Officer and Principal Financial Officer
Certification for Marshall & Ilsley Corporation

The undersigned Principal Executive Officer and Principal Financial Officer of Marshall & Ilsley Corporation (“M&I”) hereby certify, based on their knowledge, that:

(i)
The compensation committee of M&I has discussed, reviewed, and evaluated with senior risk officers at least every six months during the fiscal year ended December 31, 2010, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to M&I;

(ii)
The compensation committee of M&I has identified and limited during the fiscal year ended December 31, 2010 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of M&I and has identified any features of the employee compensation plans that pose risks to M&I and has limited those features to ensure that M&I is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed, at least every six months during the fiscal year ended December 31, 2010, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of M&I to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of M&I will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of M&I will provide a narrative description of how it limited during the fiscal year ended December 31, 2010 the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of M&I;

(B)	Employee compensation plans that unnecessarily expose M&I to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of M&I to enhance the compensation of an employee;

(vi)
Through the execution of Omnibus Amendment Agreements, M&I has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the fiscal year ended December 31, 2010 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
Through the execution of Omnibus Amendment Agreements, M&I has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the fiscal year ended December 31, 2010;

(viii)
M&I has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the fiscal year ended December 31, 2010;

(ix)
M&I and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the fiscal year ended December 31, 2010; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
M&I will permit a non-binding shareholder resolution as required by applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the fiscal year ended December 31, 2010;

(xi)
M&I will disclose the amount, nature, and justification for the offering, during any part of the fiscal year ended December 31, 2010, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
M&I will disclose whether M&I, the board of directors of M&I, or the compensation committee of M&I has engaged during the fiscal year ended December 31, 2010; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
M&I has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the fiscal year ended December 31, 2010;

(xiv)	M&I has substantially complied with all other requirements related to employee compensation that are provided in the agreement between M&I and Treasury, including any amendments;

(xv)
M&I has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified.  The determination of the SEOs and the twenty most highly compensated employees for the current fiscal year has not yet been finalized since commission and bonus computations for some employees and non-qualified retirement plan contributions for the current fiscal year have not yet been completed; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

/s/ Mark F. Furlong	March 1, 2011

Mark F. Furlong	Date
President and Chief Executive Officer

/s/ Gregory A. Smith	March 1, 2011

Gregory A. Smith	Date
Senior Vice President and Chief Financial Officer